EXHIBIT 21.0
                       LIST OF SUBSIDIARIES IF REGISTRANT

             EMEX CORPORATION SUBSIDIARIES - STATE OF INCORPORATION

           Company                                          Parent                       State
Universal Equities Ltd.                                    Emex Corp.                  Delaware
North Star Exploration, Inc.                               Emex Corp.                   Nevada
Zeus Consolidated Holdings, Inc.                           Emex Corp.                   Nevada
Blue Star Sustainable Technologies Corp.                   Emex Corp.                   Nevada
Platinum Palladium Holdings, Inc.                          Emex Corp.                   Nevada
Alaska Energy Fuels, Inc.                                  Emex Corp.                   Nevada
Zeus Exploration, Inc                            Zeus Consolidated Holding, Inc         Alaska
Platinum Palladium Exploration, Inc            Platinum Palladium Holdings, Inc.        Alaska